Exhibit 5.1

October 4, 2021

IHS Holding Limited c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

IHS Holding Limited

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering by IHS Holding Limited (the "Company"), of 22,500,000 ordinary shares (of which 4,500,000 ordinary shares are to be sold by selling shareholders of the Company) and up to an additional 2,700,000 ordinary shares which the Underwriters (as defined in Schedule 1) will have a right to purchase from the Company and an additional 675,000 ordinary shares which the Underwriters will have a right to purchase from the selling shareholders of the Company, in each case with a par value of $0.30 per share in the capital of the Company (the "Offered Shares") under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.	On completion of the Migration, the Company will be an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	With respect to the Offered Shares, when: (a) the Migration (as defined below) has been duly completed; and (b) the Shareholder and Director Resolutions (as defined below) have been duly adopted, the Offered Shares will have been duly authorised by all necessary corporate action of the Company and upon the issue of the Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Offered Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement (as each term is defined in Schedule 1), the Offered Shares will be duly authorised, validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of the Offered Shares on the holder thereof by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

The foregoing opinion is given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles of Association (as defined in Schedule 1) reviewed by us will be the memorandum and articles of association of the Company in effect upon the consummation of the sale of the Offered Shares.

3.	The accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Underwriting Agreement and all other documents reviewed by us.

4.	The Company will receive consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Offered Share.

5.	The Resolutions (defined in Schedule 1) will be duly adopted and shall remain in full force and effect as at the date of issuance of the Offered Shares. The pricing committee constituted by the Resolutions shall exercise the authority granted to the committee under the terms of Resolutions in order to approve the matters delegated to it and each meeting of the pricing committee shall be duly held and conducted in accordance with the Resolutions and the constitutional documents and governing law of the Company in force at the relevant time.

6.	As at the date of issuance of the Offered Shares and in each case as contemplated by the Registration Statement and the Prospectus: (a) the migration of the Company as described in and contemplated by the Registration Statement and the Prospectus (the "Migration") will have been duly and validly completed; (b) all shareholder and director resolutions of the Company (the "Shareholder and Director Resolutions") necessary to adopt and/or approve the Memorandum and Articles of Association and re-organise the share capital of the Company will have been duly and validly adopted and remain in full force and effect such that the authorised and issued share capital of the Company is as contemplated by the Registration Statement and the Prospectus; and (c) all other consents, waivers or approvals will have been obtained and remain in full force and effect in order to undertake the Migration and validly adopt the Shareholder and Director Resolutions.

7.	Each of the Registration Statement and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

8.	All preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the Offered Shares and there will be no breach of the terms of the Underwriting Agreement.

9.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

The Company shall be deemed to be in good standing under section 200A of the Companies Act if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus.

Yours faithfully

/s/ Walkers (CAYMAN) LLP

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The form of the Amended and Restated Memorandum and Articles of Association of the Company to be in effect upon the consummation of the sale of the Offered Shares (the "Memorandum and Articles of Association").

2.	The form of written resolutions of the board of directors of the Company approving the registration and issuance of the Offered Shares (the "Resolutions").

3.	Copies of the following documents (the "Documents"):

(a)	the Registration Statement on Form F-1 (Reg. No. 333-259593), originally filed on September 17, 2021 by the Company with the United States Securities and Exchange Commission ("SEC") in respect of the initial public offering and sale by the Company of the Offered Shares, registering the Offered Shares under the Securities Act (including all amendments or supplements thereto the "Registration Statement");

(b)	a preliminary prospectus dated October 4, 2021 (the "Prospectus");

(c)	a draft form of the Underwriting Agreement to be entered into between the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the "Underwriters") and the Selling Shareholders specified therein (the "Underwriting Agreement"); and

(a)	such other documents as we have deemed necessary to render the opinions set forth herein.